MIDLAND CAPITAL HOLDINGS CORPORATION

EXHIBIT 11 - STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE


                                                                    Three Months Ended
                                                                       September 30,
                                                                2002                   2001

Net Income                                                    $210,717               $164,219
                                                              ========               ========


Weighted average common shares outstanding
  for basic computation                                        363,975                363,975
                                                              ========               ========
Basic earnings per share                                      $   0.58               $   0.45


Weighted average common shares outstanding
  for basic computation                                        363,975                363,975

Common stock equivalents due to dilutive effect
  of stock options                                               4,508                  4,744
                                                              --------               --------
Weighted average common shares and equivalents
  Outstanding for diluted computation                          368,483                368,719
                                                              ========               ========
Diluted earnings per share                                    $   0.57               $   0.45
                                                              ========               ========
